EXHIBIT 1

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the “Asset Purchase Agreement or the “Agreement”), dated as of September 1, 2003, is made by and between Com Tech 21, LLC, a Delaware Corporation with its principal offices located at One Barnes Park South, Wallingford, CT 06492 (“Purchaser”), and Moving Bytes, Inc., a Nevada corporation with its principal offices located at 5858 Horton Street, Suite 101, Emeryville, CA 94608 (“Seller”).

RECITALS

        WHEREAS, Seller is engaged in the business of, among other things, the sale and provision of resold long distance telecommunications services (the “Purchased Business”); and

        WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s right, title and interest in and to certain of the tangible and intangible assets of Seller relating to or used in connection with the Purchased Business, together with the goodwill associated with such assets, all as more fully described below, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

ARTICLE I — PURCHASE AND SALE OF ASSETS

1.01	Sale and Purchase of Assets. Subject to, and upon the terms and conditions contained herein, at the Closing (as hereinafter defined) Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to all of the tangible and intangible assets of Seller relating to or used in connection with the Purchased Business (collectively, the “Assets”), wherever such assets are located, and whether in the possession of Seller, any of its suppliers or any of its distributors or sales agents, together with the business as a going concern associated with such Purchased Business, in each case free and clear of all Encumbrances (as hereinafter defined).

The Assets include:

(a)

Customer Accounts. All of Seller’s long distance customer accounts relating to the Purchased Business (the “Customer Accounts”), and all customer lists, books, records, files, data, computer data records, billing files and similar items related to same.

(b)

Customer Contracts. All of Seller’s rights under any agreements, application forms, term contracts, letters of agency and all other contractual instruments related to the Customer Accounts (collectively, the “Customer Contracts”), including but not limited to Seller’s right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Customer Contracts.

(c)

Accounts Receivable. All of Seller’s accounts receivable and notes receivable from customers for the Purchased Business which are ninety (90) days or less from the most recent invoice date as of the Closing (as hereinafter defined) (the “Accounts Receivable”), together with the proceeds thereof.

(d)	Assumed Contracts. All of Seller’s right, title and interest in and to the contracts to be assumed by Purchaser (the “Assumed Contracts”) which are listed on Schedule 1.01(d).

(e)	Toll-free Numbers and PIN Numbers. Any toll-free telephone numbers or Personal Identification Numbers (PINs) used in the Purchased Business.

(f)

Books and Records. All financial, commercial, marketing and administrative books and records of the Purchased Business in any form or medium, including, computer databases, correspondence files, administrative guidelines, marketing surveys, customer and supplier lists, sales and promotional literature, mailing lists, quality control records and procedures, research and development files and other records used in connection with or relating to the Purchased Business as heretofore or presently conducted or proposed to be conducted by Seller, together with copies of all accounting files and records used in connection with or relating to the Purchased Business as heretofore or presently being conducted or proposed to be conducted by Seller.

(g)

Software. All computer software of Seller and all electronic databases and other data processing and storage materials (regardless of format or medium) of Seller and used in connection with the Purchased Business which are listed on Schedule 3.01(i) hereto.

(h)

Intangible Assets and Goodwill. All other tangible and intangible materials, supplies, personal property and other assets of Seller used in or relating to the Purchased Business, including, the goodwill of the Purchased Business as a going concern.

(i)	Qwest ANI Transfer Promotion. All rights Seller has to receive financial credit from Qwest Communications as a result of the Qwest ANI promotion (the “Qwest Credit”).

1.02	Seller’s Obligation to Transfer the Assets. Seller’s obligation to transfer the Asset in accordance with Section 1.01 hereof shall be conditioned upon the performance by Purchaser of its obligations under Section 2.02 hereof.

1.03	Excluded Assets. Except as expressly provided in Section 1.01 hereof, Seller shall not sell, transfer, assign, convey and deliver to Purchaser any assets of Seller, whether relating to the Assets, the Purchased Business or otherwise, it being expressly acknowledged and agreed by the parties that all such assets, whether existing as of the Closing Date or arising thereafter, known or unknown, are and shall remain the assets of Seller for all purposes.

1.04	Assumed Liabilities. Purchaser hereby agrees to assume, as of the Closing Date and to perform and pay when due, the following liabilities, obligations and costs associated with the Purchased Business (collectively, the “Assumed Liabilities”), including:

(a)	all costs of Seller incurred for the billing period beginning September 1, 2003 and thereafter:

i)

associated with Purchaser’s use of Seller’s agreement with DCA Services for Customer Account billing with the sole exception being in the event that the use of DCA Services is required as a result of a lack of cooperation from the Seller and/or DCA. Accordingly, Purchaser shall provide Seller with five (5) days advance written notice to provide information necessary to complete a conversion from DCA Services to its own billing vendor, in the event that Seller and/or DCA does not provide the requested information within the five day period Seller shall be responsible for all costs associated with

Purchaser’s use of Seller’s agreement with DCA Services for Customer Account billing period for the month of September, 2003 only; and

ii)

associated with Purchaser’s use of Seller’s agreements with MCI Communication’s Inc. and Qwest Communications Inc. and ECI Conference Calling and Global Crossing, Inc, for Customer Account provisioning and services; and

iii)	associated with telecommunication’s taxes which occur as a result of the provisioning of services to Customers Accounts; and

iv)

all liabilities and obligations of Seller arising under the Assumed Contracts; provided, however, that in no event shall Purchaser assume any liability under the Assumed Contracts arising out of any breach or default thereunder by Seller prior to the Closing Date (including, without limitation, any event occurring prior to the Closing Date, that, with the passage of time or the giving of notice, or both, would become a breach or default) under any Assumed Contract; and further provided that with respect to any Assumed Contract, only those liabilities and obligations explicitly disclosed in the text of such Assumed Contract delivered by the Seller to the Purchaser; and

v)	all liabilities and obligations of Seller under any commissioned sales agent or wholesale promotion including without limitation the Qwest ANI Promotion.

1.05	Excluded Liabilities. Except as expressly provided in Section 1.04 hereof, neither Purchaser nor Seller shall assume any liabilities or obligations of (or claimed through) the other party, whether relating to the Assets, the Purchased Business or otherwise, it being expressly acknowledged and agreed by the parties that all such liabilities and obligations, and any claims or disputes relating thereto, whether existing as of the Closing Date or arising thereafter, fixed or contingent, known or unknown, asserted or unasserted (collectively, the “Excluded Liabilities”), are and shall remain the liabilities and obligations of the respective party for all purposes. The Excluded Liabilities shall include, without limitation, any and all taxes, debts, liabilities, obligations, contracts, commitments, claims, disputes, actions, lawsuits, judgments, assessments, fines, penalties, levies, surcharges, losses, deficiencies and damages not specifically set forth herein.

ARTICLE II — CONSIDERATION; CLOSING

2.01	Purchase Price. Subject to the terms and conditions of this Agreement, the purchase price (the “Purchase Price”) payable for the Assets shall be Six Hundred Thousand Dollars ($600,000) (the “Customer Base Purchase Price”) plus 90% of the aggregate face value of the Accounts Receivable (the “Accounts Receivable Purchase Price”) payable in accordance with Section 2.02 hereof plus a true up for payments received and applied to the Accounts Receivable in excess of 90% of the aggregate face value as set forth in Section 2.02(e).

2.02	Payments. Purchaser shall pay Seller in four (4) tranches (each a "Tranche" and jointly and severally the "Payments") as follows:

(a)

Upon Closing, Purchaser shall pay to Seller, or on behalf of Seller to the entities set forth below (jointly and severally each a “Payee”), Three Hundred Thousand dollars ($300,000) (the “First Tranche”) as follows:

i)	one hundred thousand dollars ($100,000) to remove the lien on the Purchased Business and Assets held by Joseph Karwat (the “Karwat Release”), a copy of which security agreement creating a lien on the Purchased Business and Assets is attached as Exhibit 2.02(a)(i) hereto, to be paid directly by Purchaser with evidence of such payment to be provided to Seller; and

ii)

forty nine thousand five hundred fifty three dollars and four cents ($49,553.04) to Qwest Communications for amounts due for the month of July 2003 as set forth on Seller’s Qwest Communications invoice dated July 31, 2003, a copy of which is attached as Exhibit 2.02(a)(ii) hereto, to be paid directly by Purchaser with evidence of such payment to be provided to Seller; and

iii)

seventy two thousand five hundred ninety one dollars and ninety one cents ($72,591.91) to MCI Communications for amounts due for the month of July 2003 as set forth on Seller’s MCI Communications invoice dated July 31, 2003, a copy of which is attached as Exhibit 2.02(a)(iii) hereto, to be paid directly by Purchaser with evidence of such payment to be provided to Seller; and

iv)

nineteen thousand eight hundred forty two dollars and ninety three cents ($19,842.93) to pay amounts due to Seller’s commissioned sales agents as of October 1, 2003 for July 2003 sales a schedule of which is attached as Schedule 2.02(a)(iv) hereto, the amount to be paid directly by Purchaser with evidence of such payments to be provided to Seller; and

v)	fifty eight thousand twelve dollars and twelve cents ($58,012.12) to be paid directly to Seller; and

(b)	On or before September 10, 2003, Purchaser shall pay to Seller (the “Second Tranche”) in an amount equal to 90% of the face value of the aggregate Accounts Receivable; and

(c)	On or before September 30, 2003, Purchaser shall pay to, or on behalf of, Seller (the “Third Tranche”) in an amount to be determined as follows:

i)

an amount equal to the Qwest Communications invoice for the month of August 2003 as set forth on Seller’s Qwest Communications invoice dated August 31, 2003, a copy of which shall be provided to Purchaser prior to required payment therefore, to be paid directly by Purchaser with evidence of such payment to be provided to Seller; and

ii)

an amount equal to the MCI Communications invoice for the month of August 2003 as set forth on Seller’s MCI Communications invoice dated August 31, 2003, a copy of which shall be provided to Purchaser prior to required payment therefore, to be paid directly by Purchaser with evidence of such payment to be provided to Seller; and

iii)

an amount equal to fifty six thousand four hundred sixty six dollars and seventy-three cents ($56,466.73) to USAC for Sellers past due obligation on delinquent Universal Service Fund (“USF”) taxes a copy of which is attached as Exhibit 2.02(c)(iii) hereto, the amount to be paid directly by Purchaser with evidence of such payment to be provided to Seller, except that, if prior to September 30, 2003 Seller shall satisfy payment of the USF taxes and provide evidence of such to Purchaser, then Purchaser shall not pay USAC under this Section 2.02(c)(iii).

iv)	an amount equal to commissions due Seller’s commissioned sales agents for August 2003 sales, a schedule of which shall be provided to Purchaser prior to required payment therefore,

to be paid directly by Purchaser with evidence of such payments to be provided to Seller; and

(d)

On or before September 30, 2003, Purchaser shall pay Seller the fourth Tranche (the “Fourth Tranche”) in the amount equal to the Purchase Price less the First Tranche amount less the Third Tranche amount.

(e)

In the event that Purchaser collects in excess of 90% of the aggregate face value of the Accounts Receivable acquired in accordance with Section 2.02(b), to be calculated ninety (90) days from the closing of this Agreement (the “True-up Date”), Seller shall be paid additional compensation equal to 50% of the dollars collected in excess of the 90% up to a maximum of 2.5%. Purchaser shall provide Seller an accounting of all collections relating to the Accounts Receivable within 10 days of the True-up Date.

2.03	Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall occur on September 1, 2003 (the “Closing Date”), or at such other time as shall be mutually agreed to in writing by the parties hereto. The Closing shall commence at 12:01 a.m., Pacific Standard Time, on the Closing Date with respect to the transfer of Customer Accounts and proceed promptly to conclusion.

2.04	Deliveries.

(a)	Deliveries by Seller. Seller shall deliver to Purchaser at the Closing the following:

i)

a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit 2.04(a)(i), together with such other assignments and instruments of transfer as Purchaser and its counsel shall deem necessary or appropriate to vest and confirm in Purchaser good and marketable title to the Assets; and

ii)	a Master Letter of Agency assignment in the form attached hereto as Exhibit 2.04(a)(ii); and

iii)	an Accounts Receivable assignment in the form attached hereto as Exhibit 2.04(a)(iii); and

iv)

a certificate, in the form attached hereto as Exhibit 2.04(a)(iv), dated as of the Closing Date and executed by an appropriate officer of the Seller, to the effect that (A) each of the representations and warranties of the Seller made herein is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, and (B) the Seller have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date; and

v)	counterparts of each of the documents and agreements that are to be executed by Seller hereunder, duly executed by Seller.

(b)	Deliveries by Purchaser. Purchaser shall deliver to Seller at the Closing the following:

i)	evidence that payment of the First Tranche amounts to be paid to each Payee shall be made upon Closing; and

ii)	a Security Agreement in the form attached hereto as Exhibit 2.04(b)(ii); and

iii)

a certificate, in the form attached as Exhibit 2.04(b)(iii) hereto dated as of the Closing Date and executed by an appropriate officer of the Purchaser, to the effect that (A) each of the representations and warranties of the Purchaser made herein is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, and (B) the Purchaser has performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date; and

iv)	counterparts of each of the documents and agreements that are to be executed by Purchaser hereunder, duly executed by Purchaser.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SELLER

3.01	Seller hereby jointly and severally represents and warrant to Purchaser:

(a)

Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted. Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01(a) hereto, except where the failure to be qualified or licensed would not have a material adverse effect on the Purchased Business or Assets (a “Material Adverse Effect”). No material portion of the Purchased Business is owned or conducted by any entity other than the Seller.

(b)

Authorization and Validity. Seller has all requisite corporate and other power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the other documents executed by the Seller hereunder (the “Ancillary Agreements”), and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements or the performance of this Agreement or the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that the enforceability of this Agreement and the Ancillary Agreements is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and limitations on the availability of the remedy of specific performance and other equitable relief; and

(c)

No Shareholder Consent. No consent of the shareholders of Seller is required in order to authorize such Seller to consummate the transactions contemplated under this Agreement and the Ancillary Agreements.

(d)

Consents and Approvals; No Violations. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

i)	violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller; or

ii)

subject to delivery of the Karwat Release, violate or conflict with, result in the breach of, constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of any right to accelerate, modify, cancel or terminate, any contract or other instrument, to which Seller is a party or by which Seller or any of the Assets is bound, or result in the creation of any encumbrance or other right of any third party upon any of the Assets; or

iii)

to the best of Seller’s knowledge violate or conflict with any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which any of the Seller or any of the Assets may be subject; or

iv)

to the best of Seller’s knowledge require any registration, declaration or filing with, or permit, license, exemption, order, franchise, approval, consent or other authorization of, or the giving of notice to, any governmental or regulatory body, agency or authority in the United States or any other jurisdiction in which the Purchased Business is conducted.

(e)

Absence of Undisclosed Liabilities. Except as set forth in Section 1.04 hereof Seller has no liabilities or obligations of any nature, whether absolute or contingent, accrued or unaccrued, or known or unknown related to the Assets or the Purchased Business and for which Purchaser shall be liable after the Closing.

(f)

No Claims or Litigation. Except as disclosed in Schedule 3.01(f) hereto, there are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the knowledge of Seller, threatened against or contemplated against the Seller (or any of their affiliates, including directors, officers, employees or agents) relating to or affecting, directly or indirectly, the Assets or the Purchased Business. There are no such suits, actions, proceedings, claims or investigations pending or, to the knowledge of Seller, threatened challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, injunction, decree or award issued by any court, arbitrator, governmental body or agency thereof to which any of the Seller is a party and which would materially affect the Assets or the Purchased Business or by which any of the Assets are bound, which is unsatisfied or which requires continuing compliance therewith by the Seller.

(g)

Taxes. Except as disclosed in Schedule 3.01(g) hereto all Tax returns and reports relating to the Assets and the Purchased Business required to be filed by Seller on or before the date hereof have been duly and timely filed and all such returns and reports are complete and correct and all Taxes, assessments, fees and other governmental charges imposed on or with respect to the Assets which have become due and payable through and including the date hereof have been paid in a due and timely manner or have been accrued for in the books and records of Seller. Seller have paid or will pay when due any and all Taxes, assessments, fees and other governmental charges arising with respect to periods through the Closing Date which are imposed on or with respect to the Assets and the Purchased Business and as of the date hereof, (a) Seller has not agreed to the extension of limitation period for any Tax, (b) there is no Tax audit pending against Seller, (c) there are no Tax liens on any of the Assets (other than any lien for current Taxes not yet due and payable), and (d) to best of Seller’s knowledge, there is no basis for the assertion of any such Tax liens.

(h)

Title to Assets and Related Matters. Except as set forth in Schedule 3.01(h) hereto, Seller have good and marketable title to the Assets, free and clear of any and all mortgages, pledges, security interests, liens, charges, equities, claims, conditional sales contracts, restrictions, reservations, options, rights and other encumbrances of any nature whatsoever (collectively, “Encumbrances”), except for Permitted Liens. For purposes of this Agreement, “Permitted Liens” shall mean (a) statutory liens for Taxes not yet delinquent provided such liens are discharged through the timely filing of Tax returns, and (b) other liens of an immaterial nature or amount which do not impair or interfere with the use of any property or assets of Seller (including the Assets) in any material respect. As of the Closing Date, Seller shall convey to Purchaser, and Purchaser shall acquire, good and marketable title to the Assets, free and clear of any Encumbrances, except for Encumbrances set forth in Schedule 3.01(h) hereto and Permitted Liens. The Assets constitute all tangible and intangible assets relating to, used in, held for use in or necessary for the conduct of the Purchased Business as currently conducted.

(i)

Computer Software. Schedule 3.01(i) hereto sets forth a complete and correct list of all computer systems and software (other than noncustomized, commercially available computer programs) which are owned by Seller and used in the Purchased Business (the “Proprietary Software”). Title to all computer programs constituting the Proprietary Software will be assigned to Purchaser free and clear of all Encumbrances at the Closing. Except as set forth in Schedule 3.01(i) hereto, Seller represents and warrants that Seller, with respect to each item of Proprietary Software, is the owner of the Proprietary Software and that, to the best of Seller’s knowledge, the Proprietary Software does not infringe any copyright, trade secret or trademark of any other person, and that Seller has the right to assign the Proprietary Software to Purchaser free and clear of any Encumbrances.

(j)	Contracts. Except as set forth in Schedule 3.01(j) hereto or other Schedules to this Agreement, Seller is not a party to, nor subject to:

i)

any written contract, arrangement or understanding, or series of related written contracts, arrangements or understandings, that is related to the Purchased Business and involves annual expenditures or receipts of more than $50,000; or

ii)	any lease of personal property that is material to the Purchased Business; or

iii)	any lease of real property that is material to the Purchased Business; or

iv)	any license agreement currently in effect which grants rights with respect to any of the Assets that is material to the Purchased Business; or

v)	any written contract, arrangement or understanding currently in effect not made in the ordinary course of business that is material to the Purchased Business; or

vi)

any note, bond, indenture, credit facility, mortgage, pledge, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed, or a security interest, pledge or mortgage in the Assets; or

vii)	any express warranty, indemnity or guaranty issued by any of the Seller that is material to the Purchased Business; or

viii)	any written contract, arrangement or understanding granting to any person the right to use any of the Assets that is material to the Purchased Business; or

ix)	any written contract, arrangement or understanding restricting any Seller’s right to engage in any business activity or compete with any business that is material to the Purchased Business; or

x)	any written contract, arrangement or understanding with a Related Party that is material to the Purchased Business; or

xi)

any other agreement that is material to the Purchased Business, including, but not limited to, joint venture agreements, purchase and sale agreements and collective bargaining, union, consulting and employment contracts; or

xii)	any outstanding commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (xi) of this subsection 3.01(j).

(k)

Assumed Contracts. Schedule 1.01(d) hereto lists those contracts which are to be assumed by Purchaser at the Closing pursuant to this Agreement (the “Assumed Contracts”). Except as set forth in Schedule 3.01(j) hereto, each Assumed Contract is in full force and effect, and

i)	neither Seller nor (to the knowledge of Seller) any other party is in material default under any such Assumed Contract; and

ii)

no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by Seller or (to the best if Seller’s knowledge) a default by any other party under such Assumed Contract; and

iii)	to the knowledge of Seller, there are no disputes or disagreements between any Seller and any other party with respect to any such Assumed Contract; and

iv)	Seller is not currently renegotiating any of its Assumed contracts, nor is any of the Seller paying liquidated damages in lieu of performing any of its Assumed contracts.

(l)

Customers. Schedule 3.01(l) hereto sets forth a complete and correct list of the twenty (20) largest Customers Accounts in terms of revenue recognized (after taking into account any discounts or rebates granted to such customers) showing the total amount billed by Seller to each such Customer Account in connection with the Purchased Business for the period ended July 31, 2003; and

i)

except as set forth and described in Schedule 3.01(l) hereto, since August 1, 2003, Seller has not received any written notice or other written communication terminating or materially reducing, or setting forth an intention to terminate or materially reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such Customer Account and Seller; and

ii)	except as disclosed on Schedule 3.01(h) hereto, the Customer Accounts are all owned by Seller free and clear of any Encumbrances and is of merchantable quality.

(m)

Suppliers. Schedule 3.01(m) hereto sets forth a complete and correct list and description of all supply contracts, agreements and understandings relating to the Purchased Business between Seller and all other suppliers of goods and services who are currently providing goods or services to the Purchased Business. Except as set forth in Schedule 3.01(m) hereto, no supplier has given Seller any notice (written or oral) terminating, suspending or reducing, or setting forth an intention to terminate, suspend or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and Seller and, to the knowledge of Seller, there has not been any adverse change in the business relationship of Seller with any such supplier. Seller has not received notice from the supplier of any product or service which is material to the Purchased Business as to the possible shortage or other disruption in the supply of such key product or service.

(n)

Ability to Conduct the Purchased Business. There is no agreement, arrangement or understanding with any person, or any judgment, order, writ, injunction or decree of any court or governmental body or agency thereof of any jurisdiction, that restricts Seller’s conduct of the Purchased Business as of the date hereof. Seller has in force, and are in compliance with the terms and conditions of, all material licenses, permits, exemptions, consents, authorizations and approvals of governmental authorities or agencies thereof used or required under any existing Federal, state, local or foreign statute, law, ordinance, rule or regulation (or any proposed statute, law, ordinance, rule or regulation known to any of the Seller) in connection with the Purchased Business.

(o)

Compliance with Applicable Law and Regulations. To the best of Seller’s knowledge, neither the Assets nor Seller’s operation of the Purchased Business as presently conducted are in material violation of any applicable foreign or domestic law, rule, regulation, ordinance, code, judgment, order, injunction, writ or decree of any Federal, state, local or foreign court or governmental body or agency thereof, or trade organization, to which Seller may be subject, including, without limitation, any rules or regulations of the Federal Communications Commission and similar regulatory bodies of any foreign country, state or locality. Except as set forth in Schedule 3.01(o) hereto, no claims are currently pending against any of the Seller, and none of the Seller has received any notice alleging any such violation, nor, to the knowledge of Seller, is there any inquiry, investigation or proceeding relating thereto.

(p)	Accounts Receivable. Except as set forth on Schedule 3.01(p) hereto, all accounts receivable of Seller relating to the Purchased Business:

i)	arose from bona fide sales of goods or services in the ordinary course of business and consistent with past practice, and

ii)

are owned by the Seller free and clear of any security interest or other Encumbrance, and are accurately reflected with respect to accounts receivable arising prior to August 31, 2003, in all material respects in the books and records of the Purchased Business.

(q)

No Transactions. There are no agreements, arrangements or understandings involving the purchase, sale or other disposition of the Purchased Business, whether through a sale of assets, a sale of the capital stock of any of the Seller, a merger or otherwise, other than this Agreement.

(r)	Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and thesame shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Purchaser whether in contemplation of this Agreement, the consummation of the transactions contemplated hereby or otherwise.

(s)

Disclosure. No representation and warranty of Seller contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Seller to Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01	Purchaser hereby makes the following representations and warranties to Seller:

(a)	Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

(b)	Authority; Binding Effect; Performance. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Security Agreement. The execution, delivery and performance of this Agreement and the Security Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement and the Security Agreement or the performance of this Agreement and the Security Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement and the Security Agreement have been duly executed and delivered on behalf of Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. The security interest created by the Security Agreement in the collateral described therein shall be a first priority security interest securing payment of amounts due under Section 2.02 hereto.

(c)	Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not:

i)	violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Purchaser; or

ii)	violate or conflict with, result in the breach of or constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of the right to accelerate, modify, cancel or terminate, any contract or other instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound, or result in the creation of any encumbrance or other right of any third party upon any of the assets of Purchaser; or

iii)	violate or conflict with any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which Purchaser or any of its assets is subject; or

4.02	No Shareholder Consent. No consent of the shareholders of Purchaser is required in order to authorize such Purchaser to consummate the transactions contemplated under this Agreement and the Security Agreement.

4.03	Claims or Litigation. There are no suits, actions, proceedings, claims or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby.

4.04	Finder's Fee. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with this Agreement or the transactions contemplated hereby.

4.05	Reliance. The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that Seller is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Seller whether in contemplation of this Agreement or otherwise.

4.06	Disclosure. No representation and warranty of Purchaser contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Purchaser to Seller pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE V — MUTUAL COVENANTS

5.01	Consummation of Agreement. Each of the parties agrees to perform its obligations hereunder and to use its reasonable best efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with, and subject to, the terms and conditions of this Agreement.

5.02	Access After Closing. Purchaser and Seller agree to retain all accounting (including, without limitation, accountants’ work papers), business, financial and Tax records in its possession:

(a)	relating to the Purchased Business in existence on the Closing Date and either sold to Purchaser hereunder or retained by Seller thereafter, as the case may be; or

(b)	coming into existence after the Closing Date which relate to the Purchased Business for pre-Closing periods, in each case for a period of three years from the Closing Date, provided that, after such date, each party shall make reasonable arrangements for the other party’s continued access to such records. In addition, from and after the Closing Date, Purchaser and Seller agree that, subject to receiving appropriate assurances of confidentiality and restrictions on use, they will not unreasonably withhold access by the other party and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours), to such personnel, books, records and documents relating to the Purchased Business as the other party may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any financial statements, Tax return, filing, audit, judicial or administrative proceeding, protest, claim, suit, inquiry or other proceeding.

5.03	Material Change. Prior to the Closing Date, Seller and Purchaser shall promptly inform the other party in writing of any material adverse change in the condition of the Purchased Business. Notwithstanding the disclosure of any such material adverse change, the parties shall not be relieved of any liability for, nor shall the providing of such information be deemed a waiver of, the breach of any representation or warranty of any party contained in this Agreement.

5.04	Notice of Developments Breach. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations, warranties or covenants hereunder. No disclosure by any party pursuant to this Section 5.04, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. As used herein, “Disclosure Schedule” means the Schedules attached hereto and referred to herein.

ARTICLE VI — SELLER’S COVENANTS

6.01	Business Operations. From the date hereof through the Closing Date Seller shall operate the Purchased Business only in the ordinary course, will not introduce any new method of management or operation and shall use their commercially reasonable efforts to preserve the Purchased Business intact, to retain its present customers and suppliers so that they will be available to Purchaser after the Closing and to cause consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions. Seller shall not take any action that might materially impair the Purchased Business or Assets without the prior consent of Purchaser. Without limitation of the generality of the foregoing, Seller will not engage in any practice, take any action, or enter into any transaction in violation of this Agreement. Seller will keep the Purchased Business and Assets substantially intact, including its present operations, good will, and its relationships with suppliers, distributors, and customers.

6.02	Mail and Communications. Seller shall promptly remit to Purchaser any mail or other communications related to Customer Accounts received by Seller related to the Purchased Business or the Assets and any invoices received by Seller relating to the Assumed Liabilities which are received by Seller from and after the Closing Date and, subject to Purchaser’s prior payment to Seller of the Second Tranche, Seller shall promptly remit to Purchaser any payments, complete with a valid endorsement to Purchaser, received by Seller related to the Purchased Business or the Assets, from and after the Closing Date. Upon receipt of the Second Tranche Seller shall immediately submit a Change of Address request with the United States Postal Service requiring all items received in the P.O. Box be forwarded to Purchaser at the address set forth herein. Seller shall provide evidence of such request within one (1) business day following payment of the Second Tranche.

6.03	Access; Due Diligence. Seller shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and Purchased Business, including Seller’s employees, customers and suppliers, and furnish Purchaser all documents, records and information with respect to the affairs of Seller as Purchaser and its representatives may reasonably request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of Seller.

6.04	Approvals of Third Parties. Seller shall undertake to obtain the following on behalf of Purchaser:

(a)	the Karwat Release; and

(b)	assignment of Seller’s MCI Communication’s carrier agreement to Purchaser; and

(c)	transfer of the Customer Accounts from Seller’s accounts to Purchasers account in the accounting systems of MCI Communications and Qwest Communications; and

(d)	assignment of the Qwest Credit.

6.05	Tax Returns and Payments. Seller shall be solely responsible for, and shall make timely payment of, all sales, use, transfer, excise, documentary, real property transfer gains, value added and other similar Taxes payable in connection with this Agreement or arising from the sale, transfer, assignment, delivery or conveyance of the Assets hereunder or of any assets thereunder. Seller shall prepare and file all necessary tax returns and other filings in connection with the Taxes referred to in this Section 6.05, shall provide all information, documents and affidavits necessary for any such filings, and shall pay all fees and charges incurred in connection therewith. Seller shall indemnify, defend and hold harmless on an after-tax basis Purchaser against and from any and all liability, cost, loss or expense to Purchaser arising out of the imposition of any Taxes referred to in this Section 6.05.

6.06	Further Assurances. Seller shall, at any time and from time to time after the Closing Date, upon the request and at the expense of Purchaser but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested by Purchaser to transfer, convey and assign to Purchaser’s possession and use, the Assets and the Purchased Business and to comply with all applicable legal requirements, including, without limitation, making any required governmental filings, in connection with the purchase of the Assets and the Purchased Business by Purchaser. Without limiting the foregoing, upon the request and at the expense of Purchaser, at any time during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, Seller shall take all steps necessary to assign all material licenses, permits, exemptions, consents, authorizations or approvals to Purchaser in cases where such assignment is permitted.

6.07	Post-Closing Funds. Subject to Seller’s receipt of the Second Tranche, Seller covenant and agree that any cash, cash proceeds or other funds received by Seller from and after the Closing Date which constitute Assets or proceeds of Assets (including, without limitation, funds deposited into bank accounts of Seller after the Closing Date) will be promptly remitted by Seller to Purchaser, free and clear of all encumbrances of any nature whatsoever and, pending such remittance, shall be held in trust for the benefit of Purchaser.

6.08	Non-Compete and Non-Solicitation. Seller, its employees, directors, officers, partners, consultants, or representatives shall not directly or indirectly solicit or engage any Customer Account for a period of three (3) years following the date of this Agreement to offer like services currently provided by Purchaser. Seller also agrees not to directly or indirectly engage or participate in any business offering like services currently provided by Purchaser either for its own account or for that of another company or entity within the continental United States for a period of two (2) years following the date of this Agreement.

6.09	Use of Trade Name and Logo. Seller agrees to allow Purchaser to continue to bill the services utilizing the existing trade name(s) and/or logo(s) for the three billing cycles immediately following the closing and ending on September 30th, October 31st and November 30th as necessary.

ARTICLE VII — PURCHASER’S COVENANTS

7.01	Regulatory Approval. Purchaser shall be solely responsible for obtaining all state and federal regulatory approvals which may be required to effect the sale, transfer, assignment, delivery or conveyance of the Purchased Business hereunder. Purchaser shall prepare and file all necessary applications and notices and other filings in connection with obtaining regulatory approvals. Purchaser shall provide all information, documents and affidavits necessary for any such filings, and shall pay all fees and charges incurred in connection therewith. Purchaser shall indemnify, defend and hold harmless Seller against and from any and all liability, cost, loss or expense to Purchaser arising out of a failure to obtain any regulatory approval necessary to effect the sale, transfer, assignment, delivery or conveyance of the Purchased Business hereunder.

7.02	Payments. Purchaser shall promptly make all Payments which are paid directly to Seller by wire transfer to Seller’s bank account as follows:

Wells Fargo Bank ABA# 121000248 To the Credit of Moving Bytes, Inc. Account# 4945-085884

ARTICLE VIII — PURCHASER’S CONDITIONS PRECEDENT

8.01	Except as may be waived in writing by Purchaser in Purchaser’s sole discretion, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on such date, subject to any changes contemplated by this Agreement.

(b)	Performance. Seller shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by them on or prior to the Closing.

(c)	Deliveries. Seller shall have delivered each of the documents required pursuant to Section 2.05(a) hereof in each case in form and substance satisfactory to Purchaser and its counsel.

(d)	Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain, enjoins or, otherwise prohibits the carrying out of the transactions contemplated by this Agreement.

(e)	Call Detail Records. Seller shall instruct all carriers to submit all call detail records to Purchaser One Barnes Park South, Wallingford, CT 06492 or as otherwise instructed by Purchaser immediately upon closing regardless if the assignment and assumption of the wholesale contracts contemplated herein are completed or not.

(f)	Remit Address. Seller shall instruct its billing vendor to change payment remit address for all Customer Account bills to ComTech21 One Barnes Park South Wallingford, CT 06492.

ARTICLE IX — SELLER’S CONDITIONS PRECEDENT

9.01	Except as may be waived in writing by Seller in Seller’s sole discretion, the obligations of Seller hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on such date, subject to any changes contemplated by this Agreement.

(b)	Performance. Purchaser shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by them on or prior to the Closing.

(c)	Deliveries. Purchaser shall have delivered each of the documents required pursuant to Section 2.05(b) hereof in each case in form and substance satisfactory to Purchaser and its counsel.

(d)	Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain, enjoins or otherwise prohibits the carrying out of the transactions contemplated by this Agreement.

(e)	Payment. Purchaser shall provide evidence that the First Tranche pursuant to Section 2.02 hereof shall be made upon closing.

ARTICLE X — INDEMNIFICATION

10.01	Seller’s Indemnity. In and amount not to exceed the Customer Base Purchase Price, and subject to the terms and conditions of this Article X, Seller agrees to indemnify, defend and hold Purchaser and its officers, directors, shareholders, employees, agents, attorneys, affiliates or successors in interest or transferees of any of the foregoing persons harmless from and against and to promptly pay all losses, claims, obligations, demands, assessments, penalties, liabilities, suits, fines, deficiencies, interest, costs, actual or punitive damages, reasonable attorneys’ fees and expenses (whether contingent, fixed or unfixed, liquidated or unliquidated or otherwise) (collectively, “Damages”), asserted against or incurred by Purchaser by reason of or resulting from a misrepresentation, breach or nonfulfillment of, or any failure to perform by the Seller any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and any liabilities other than Assumed Liabilities including slamming whereby a Customer was acquired by Seller without the express consent of the responsible party.

10.02	Purchaser’s Indemnity. In an amount not to exceed the Purchase Price, and subject to the terms and conditions of this Article X, Purchaser hereby agrees to indemnify, defend and hold Seller and their officers, directors, shareholders, employees, agents, attorneys, affiliates or successors in interest or transferees of any of the foregoing persons harmless from and against and to promptly pay all Damages asserted against or incurred by reason of or resulting from:

(a)	a breach or misrepresentation, nonfulfillment of, or failure to perform by Purchaser of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto; and

(b)	the failure of Purchaser to pay, perform and discharge amounts due under Section and 2.02 hereof.

10.03	Conditions of Indemnification. The respective obligations and liabilities of Seller and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Sections 10.01 and 10.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)	promptly after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading. The indemnifying party shall have the right to join in the defense, settlement, adjustment or compromise thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense, settlement, adjustment or compromise with counsel of its own choice and at its own expense; and

(b)	in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to join in the defense, settlement, adjustment or compromise of such claim, or, in the reasonable judgment of the party to be indemnified, the defense is being handled in such a manner that the indemnified party’s reputation or future business prospects will be damaged, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, adjustment, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to participate in the defense of such claims at any time prior to settlement, adjustment, compromise or final determination thereof; and

(c)	anything in this Section 10.03 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified an unconditional release from all liability in respect of such claim and does not include a statement as to admission of fault, culpability or a failure to act on behalf of a party to be indemnified. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, which consent shall not be unreasonably withheld; and

(d)	an indemnified party’s failure to give timely notice or to furnish the indemnifying party or parties with any relevant data and documents in connection with any claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party or parties. If so desired by any indemnifying party or parties, such party or parties may, by giving the indemnified party or parties written notice in which the indemnifying party or parties acknowledge that such claim is properly subject to indemnification hereunder, elect, at such party’s or parties’ sole expense, to assume control of the defense, settlement, adjustment or compromise of any claim, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnification obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy); and

(e)	the parties hereby acknowledge and agree that, notwithstanding the procedures established in subsection 10.03(a) above, Purchaser shall be entitled to make payments to persons, and to treat such payments as claims hereunder without complying with the procedures set forth in subsection 10.03(a), to the extent that such payments relate to liabilities and obligations owed to persons or entities with whom or with which Purchaser has an ongoing business relationship, where such liabilities and obligations relate to the Purchased Business but do not constitute Assumed Liabilities, where Purchaser in good faith has reasonably determined that such amounts continue to be due and payable and where Purchaser has notified Seller of such claim and Seller have not discharged such liability or obligation within fifteen (15) days of receipt of such notice; and

(f)	the party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

10.04	Survival. The rights of the parties to seek indemnification under this Article X shall terminate on the following dates, except as to those claims with respect to which notice shall have been duly given prior to the relevant termination date:

(a)	in the case of claims for indemnification relating to Taxes and other governmental assessments and charges of any nature whatsoever (including, without limitation, all claims brought under subsection 10.01, the date of expiration of the relevant statute of limitations, including any extensions thereof; and

(b)	in the case of claims for indemnification arising from the failure or alleged failure on the part of Seller or Purchaser to comply with the requirements of any bulk sales, fraudulent conveyance or other law for the protection of creditors, the date of expiration of the relevant statute of limitations, including any extensions thereof; and

(c)	in the case of all other claims for indemnification arising under this Agreement, on the first anniversary of the date hereof.

10.05	Threshold. The parties shall not have any liability pursuant to this Article X, or any other provision of this Agreement, unless and until the aggregate amount of Damages accrued pursuant to this Agreement is greater than or equal to $2,500 (the “Liability Threshold”); provided, however, that once the aggregate amount of Damages against a party shall equal or exceed the Liability Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Damages initially excluded under the Liability Threshold.

10.06	Remedies Not Exclusive. The remedies provided in this Article X shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

10.07	Remedies Not Affected by Investigation. The representations, warranties, covenants and undertakings of Seller and Purchaser hereunder are made with the knowledge that Seller and Purchaser are respectively placing complete reliance thereon in entering into this Agreement, and the same shall not be affected or deemed waived by reason of any investigation made or knowledge gained by or on behalf of Seller or Purchaser (including, without limitation, by of their respective advisors, consultants or representatives or otherwise) prior to the Closing or by reason of the fact that Seller or Purchaser or any of their respective advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by Seller or Purchaser with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of Seller or Purchaser (or any of their respective advisors, consultants or representatives), and neither Seller nor Purchase shall raise any such matter as a defense.

ARTICLE XI — MISCELLANEOUS

11.01	Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought which execution shall not be unreasonably withheld.

11.02	Assignment. Neither this Agreement nor any right created hereby shall be assignable by either party hereto.

11.03	Notice. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person, by telecopier or by expedited courier. Such notice shall be deemed received on the date on which it is hand-delivered or telecopied (with confirmation of receipt thereof by the addressee),on the next business day by expedited courier, or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

if to Seller:	Moving Bytes, Inc. 5858 Horton Street, Suite 101 Emeryville, CA 94608 Attn: Mark Smith 510-903-7857

if to Purchaser:	ComTech21, Inc. One Barnes Park South Wallingford, CT 06492 Attn: Michael Brady Fax: 203-679-7387

Any party may change its address for notice by written notice given to the other parties.

11.04	Mutual Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures after the Closing as it reasonably considers are required by law. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information which is required by law to be disclosed. For purposes of this Section 11.04, confidential information includes, but is not limited to: customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation. Should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating a business in competition with each other, except with respect to Customer Accounts. Purchaser and the Seller shall consult with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to the other drafts of all releases prior to publication.

11.05	Entire Agreement. This Agreement and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

11.06	Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the other parties in successfully:

(a)	enforcing any of the terms of this Agreement; or

(b)	proving that the other parties breached any of the terms of this Agreement in any material respect.

11.07	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.08	Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing for one (1) year and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and shall survive the Closing and any investigation made by any party hereto or on its behalf for one (1) year. The provisions of Section 11.04 shall survive the Closing for three (3) years.

11.09	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

11.10	Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.11	Bulk Transfer Laws. Prior to the Closing, the parties hereto will comply in all respects with any applicable bulk transfer laws, including any notice required to be made to the Internal Revenue Service or any state tax authority.

11.12	Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

11.13	Governing Law. The Parties hereby agree that this Agreement shall be governed and construed in accordance with the laws of the State of Connecticut, and the State of Connecticut, County of New Haven, shall be the jurisdiction for the resolution of all disputes hereunder.

ARTICLE XII — TERMINATION

12.01	Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

(a)	Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing Date; or

(b)	Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing:

i)	in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the breach; or

ii)	if the Closing shall not have occurred on or before September 1, 2003, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)	Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing:

i)	in the event that the Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller have notified Purchaser of the breach and the breach has continued without cure for a period of fifteen (15) days after the notice of breach; or

ii)	if the Closing shall not have occurred on or before September 1, 2003, by reason of the failure of any condition precedent under Article IX hereof (unless the failure results from any of the Seller breaching any representation, warranty or covenant contained in this Agreement).

12.02	Effect of Termination. If any party terminates this Agreement pursuant to Section 12.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for any liability for breach of contract of any party then in breach.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

Moving Bytes, Inc. By: /s/ Mark Smith Mark Smith, President	ComTech21, LLC By:

Moving Bytes, Inc. By: /s/ J. Erik Mustad J. Erik Mustad, CEO of Moving Bytes Inc.

Schedule 1.01(d)	Assumed Contracts {commissioned sales agent agreements, MCI agreement)
Schedule 2.02(a)(iv)	Commissioned sales agents amounts payable as of September 1, 2003
Schedule 3.01(a)	Authorized Jurisdictions {California}
Schedule 3.01(f)	Litigation and Claims {Karwat Security Agreement}
Schedule 3.01(g)	Taxes {USF}
Schedule 3.01(h)	Encumbrances {Karwat Security Agreement}
Schedule 3.01(i)	Computer Software (sales agent commission module)
Schedule 3.01(j)	Contracts Disclosure {none}
Schedule 3.01(l)	Top 20 Customers
Schedule 3.01(m)	Supplier List (DCA, MCI, Qwest, Ernst and Young, Global Crossing, ECI Conferencing)
Schedule 3.01(o)	Federal, State, Local and Foreign Taxes (USF)
Schedule 3.01(p)	Accounts Receivable Exceptions {Karwat Security Agreement}

Exhibit 2.02(a)(i)	Karwat Security Agreement
Exhibit 2.02(a)(ii)	Qwest Invoices Dated July 31, 2003
Exhibit 2.02(a)(iii)	MCI Invoices Dated July 31, 2003
Exhibit 2.02(a)(iv)	Commissioned Sales Agent Payables for July 2003
Exhibit 2.02(c)(iii)	USF Tax Bill
Exhibit 2.04(a)(i)	Bill of Sale and Assignment
Exhibit 2.04(a)(ii)	Master Letter of Agency
Exhibit 2.04(a)(iii)	Accounts Receivable Assignment
Exhibit 2.04(a)(iv)	Certificate of Seller
Exhibit 2.04(b)(ii)	Purchaser's Security Agreement
Exhibit 2.04(b)(iii)	Certificate of Purchaser